POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Kevin Tang and Jennifer Ahn, signing singly and not jointly, the undersigned's true and lawful attorney-in-fact to:

1. Prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes, passwords and passphrases enabling the undersigned to make electronic filings with the SEC.

2. Execute for and on behalf of the undersigned, in the undersigned's capacity as beneficial owner and an Officer and/or Director of Gartner, Inc., Forms ID, 3, 4, and 5 (including amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934.

3. Do and perform any and all acts necessary or desirable to complete, execute, amend, and timely file such forms with the SEC and any stock exchange or similar authority.

4. Take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing necessary or proper in the exercise of the rights and powers herein granted.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms ID, 3, 4, and 5 with respect to securities issued by Gartner, Inc., unless earlier revoked in writing.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of July 22, 2026.

/s/ Akhil Jain
Akhil Jain